Exhibit 99.1

CLINICAL DATA REPORTS PROFITABLE FIRST QUARTER

NEWTON, MA – August 15, 2005, Clinical Data, Inc. (NASDAQ:CLDA), announced today consolidated revenues and earnings for its first quarter ended June 30, 2005. Revenues for the three-month period were $12.8 million compared to $16.3 million for the same period a year ago. The Company also reported net income of $407,000 for the quarter, or $0.09 per basic common share, compared with net income of $1.27 million, or $0.29 per common share for the first quarter last year.

Israel M. Stein, M.D., President and CEO of Clinical Data commented, "The first quarter of fiscal 2006 represents our 8th consecutive quarter of profitability. With an increase in gross margin and through cost control, we were able to double our net income from the previous quarter at comparable revenues. The decrease in revenues for the first quarter of fiscal 2006 as compared with the prior year is primarily attributable to the fulfillment of an initial major order from an OEM customer in the first quarter of fiscal 2005. In addition, the timing of the introduction of new products in the United States, which have only recently been launched, and the reduction of prices on end-of-life products impacted revenues. Going forward, our new hematology analyzer, for which we recently received FDA clearance, will begin shipping this quarter. We are also now delivering a new chemistry analyzer with a comprehensive menu of diagnostic assays, a product which received favorable reception at a recent major exhibition."

Dr. Stein continued, "We are also proceeding with our plans to acquire Genaissance Pharmaceuticals, Inc. (NASDAQ:GNSC), a leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products, and continue to be most excited with the opportunities the merger will provide for our combined companies’ growth."

Clinical Data, Inc., through its domestic and foreign subsidiaries, focuses on the needs of physician’s offices and smaller clinical laboratories. The Company provides a complete range of products and consulting services to the growing physician office laboratory market and offers blood chemistry instrumentation and diagnostic assays to clinics and small hospitals throughout the world.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about Clinical Data that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to statements regarding: our ability to successfully integrate the operations, business and technology of Genaissance Pharmaceuticals; our ability to expand our long-term business opportunities; our ability to successful introduce our new products; financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; the expected benefits and opportunities of pharmacogenomics and personalized medicine; general economic downturns; and other risks contained in our various SEC reports, including but not limited to our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, the 2006 quarterly Form 10-Q filings and the 2005 quarterly Form 10-QSB filings. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For information at Clinical Data, Inc. contact:
mark D. Shooman
Sr. Vice President and Chief Financial Officer
1 617 527 9933
Internet Website: www.clda.com

Clinical Data, Inc. and subsidiaries

CONSOLIDATED INCOME STATEMENT
(unaudited)
(in thousands, except for per share data)

For the Three Months Ended
	06/30/2005	06/30/2004

Revenues	$ 12,773	$ 16,338

Income from operations	$ 660	$ 1,972

Net income	$ 407	$ 1,271

Basic net income per share	$ 0.09	$ 0.29

Diluted net income per share	$ 0.09	$ 0.28

Basic weighted average common shares outstanding	4,395	4,387

Diluted weighted average common shares outstanding	4,519	4,499